Calculation of Filing Fee Tables
Table 1: Transaction Valuation
		Transaction Valuation	Fee Rate	Amount of Filing Fee
Fees to be Paid	1	$ 1,000,000,000.00	0.0001531	$ 153,100.00
Fees Previously Paid
	Total Transaction Valuation:	$ 1,000,000,000.00
	Total Fees Due for Filing:			$ 153,100.00
	Total Fees Previously Paid:			$ 0.00
	Total Fee Offsets:			$ 0.00
	Net Fee Due:			$ 153,100.00
Offering Note
[1]	Note 1.a. Estimated solely for purposes of determining the filing fee. The purchase price of the 1.50% Convertible Senior Notes due 2027 (the "Notes"), as described herein, is US$1,000 per US$1,000 principal amount outstanding. As of July 29, 2025, there was US$1,000,000,000.00 aggregate principal amount of Notes outstanding, resulting in an aggregate maximum purchase price of US$1,000,000,000.00 (excluding accrued but unpaid interest, if any). Note 1.b. The amount of the filing fee was calculated in accordance with Rule 0-11 of the Securities Exchange Act of 1934, as amended, and equals $153.10 for each US$1,000,000 of the value of the transaction.